SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Exxon Mobil Corporation
(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC
Engine No. 1 LP
Engine No. 1 NY LLC
Christopher James
Charles Penner
Gregory J. Goff
Kaisa Hietala
Alexander Karsner
Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WE URGE ALL EXXONMOBIL SHAREHOLDERS TO
PROTECT YOUR INVESTMENT AND YOUR DIVIDEND –
VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Shareholder of Exxon Mobil Corporation (“ExxonMobil”),

As the Wall Street Journal put it late last year, “It has been a stunning fall from grace” for ExxonMobil.

•	10 years ago, ExxonMobil was the largest company in the world by market capitalization and the #1 company in the Dow Jones Industrial Average (DJIA). Today its market capitalization has been cut in half and it has been kicked out of the DJIA; neither is true of its closest competitor, Chevron.
•	For the 10-year period ending prior to our engagement with ExxonMobil, ExxonMobil’s share price performance has been significantly below that of every single one of its self-selected peer group.
•	ExxonMobil’s total shareholder return, including dividends, over the last 10 years has been negative (15)%, versus +271% for the S&P 500.
•	In February 2021, ExxonMobil reported a $22 billion annual loss and its credit rating was lowered for the third time since 2016 (including twice prior to COVID).
•	ExxonMobil’s deteriorating financial strength has caused the market to question the reliability of its dividend in recent years. Last year for the first time in decades ExxonMobil failed to increase its dividend, and its CEO said, “The beauty of the dividend is that it is flexible.”
•	As the Financial Times said of ExxonMobil, “Analysts say a quest for fast oil-production growth and an addiction to risky, high-cost projects have hobbled the company in recent years.”

EXXONMOBIL NEEDS NEW BOARD MEMBERS WITH
RECORDS OF SUCCESS IN ENERGY

We have nominated independent director candidates with successful and transformative energy experience, who we believe can help reposition this once iconic American company for greater future value.

•	Gregory J. Goff. As CEO of Andeavor, a leading petroleum refining and marketing company formerly known as Tesoro, for eight years ending in 2018, Mr. Goff oversaw total returns of 1,224%, versus 55% for the U.S. energy sector. Mr. Goff was named one of the “Best-Performing CEOs in the World” by Harvard Business Review in 2018.
•	Kaisa Hietala. As EVP of Renewable Products at Neste, for five years ending in 2019, Ms. Heitala oversaw the growth of the Renewable Products segment’s revenues by 1.6x and operating profits by 4x. She played a central role in the strategic transformation of Neste into the world’s largest and most profitable producer of renewable diesel and jet fuel, which was named by Harvard Business Review as one of the “Top 20 Business Transformations of the Last Decade” in 2019.
•	Alexander Karsner. Mr. Karsner has more than three decades of global conventional and renewable energy experience, and as a private equity investor, venture partner and advisor, his portfolios have included some of the most successful cleantech startups of the past decade. He presently serves as Senior Strategist at X, the innovation lab of Alphabet Inc. (formerly named Google), and previously served as U.S. Assistant Secretary of Energy.

(See next page)

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•	Anders Runevad. As CEO of Vestas Wind Systems for six years ending in 2019, he is credited with turning around the company as Vestas stock returned a total of 480% and significantly outperformed the global energy and industrials sectors. Mr. Runevad was named one of the “Best-Performing CEOs in the World” by Harvard Business Review in 2016, 2017, and 2019.

Despite these qualifications, the Board of ExxonMobil declined to even meet with these nominees.

EXXONMOBIL NEEDS TO CHART A NEW
VALUE-CREATING COURSE

Since we launched our campaign, ExxonMobil’s share price has improved, although not nearly enough to make up for the billions in value that have been destroyed. We believe this is partly because ExxonMobil has been forced to cut some wasteful spending and partly because of the recovery in oil and gas demand. Yet ExxonMobil continues to resist real change, and we believe these gains could prove short-lived.

Our highly qualified nominees named above will bring to the Board track records of success in large-scale, global energy operations. We are confident that these individuals can work collaboratively as members of the Board to maximize long-term value for all shareholders, including by imposing greater long-term spending discipline, implementing a strategic plan for long-term value creation in a changing world, and realigning management compensation to better align with shareholder value creation.

We thank you for your support,

ENGINE NO. 1 LLC

YOUR VOTE IS IMPORTANT

Please vote by following the instructions on the enclosed WHITE proxy card.

BY PHONE	BY INTERNET	BY MAIL
Dial the number indicated on your WHITE proxy card and follow the simple prompts	Access the site indicated on your WHITE proxy card and follow the instructions provided	Sign, date and return the enclosed WHITE proxy card in the postage- paid envelope provided

Due to postal delays, we encourage you to vote by phone or the Internet. If you do not have access to a touch-tone phone or the Internet, you may sign, date and return your WHITE proxy card by mail in the postage-paid envelope provided.

We urge you NOT to vote any blue proxy card provided to you by the company

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED
SHAREHOLDERS MAY CALL: (877) 750-8310 (TOLL-FREE FROM THE U.S. AND CANADA)
OR +1(412) 232-3651 (FROM OTHER COUNTRIES)

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